EOS ENERGY ENTERPRISES, INC.

CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Pursuant to the provisions of § 242 of the
General Corporation Law of the State of Delaware

    FIRST: The present name of the corporation is Eos Energy Enterprises, Inc., a Delaware corporation (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2020. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 19, 2020. A Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 16, 2020.

SECOND:     Section 4.1(b) of Article IV of the Company’s Third Amended and Restated Certificate is hereby amended to read in its entirety as set forth below:
(b) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

THIRD: The foregoing amendment has been duly proposed and declared advisable by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation this 28th day of June, 2022.

By:	/s/ Melissa Berube
	Name:	Melissa Berube
	Title:	Authorized Officer
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